Exhibit 5.3
January 28, 2008
OPTI Canada Inc.
2100, 555 — 4th Avenue SW
Calgary, Alberta T2P 4H2
Dear Sirs/Mesdames:
Re: Registration Statement on Form F-10
We hereby consent to the reference to us in the registration statement on Form F-10 to which this consent is attached (the “Registration Statement”) and the related prospectus (the “Prospectus”) of OPTI Canada Inc. and to the use of our firm name under the headings “Enforceability of Civil Liabilities Against Foreign Persons”, “Risk Factors” and “Legal Matters” in the Prospectus included in the Registration Statement.
In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.
Yours truly,
/s/ Macleod Dixon llp